Exhibit 10.3

Sphere 3D Secures $11 Million Equity Line

SAN DIEGO, Calif. - May 18, 2020 - Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today announced that it entered into an $11 million equity purchase agreement and registration rights agreement with Oasis Capital, LLC, a Puerto Rico limited liability company ("Oasis Capital"), to purchase from the Company up to Eleven Million Dollars ($11,000,000.00) of the Company's Common Stock.

Under the purchase agreement, Sphere 3D has the right to sell up to $11 million of its stock to Oasis Capital over a 36-month period, upon satisfaction of the conditions in the purchase agreement, including the effectiveness of a resale registration statement being filed on Form S1. Sphere 3D will control the timing and amount of any sales to Oasis Capital, and Oasis Capital is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The equity purchase agreement, which contains a floor price of $1.58 per common share, allows the Company to fund its needs in a more expedient and cost-effective manner. The equity line is designed to provide capital to the company as it is required.

The offer and sale of the securities by Sphere 3D in the above transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or "Blue Sky" laws or an applicable exemption from such registration or qualification requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d.com